Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of (i) our report dated March 31, 2015 accompanying the financial statements of Redwood Mortgage Investors IX, LLC as of and for the years ended December 31, 2014 and 2013, (ii) our report dated April 15, 2015 accompanying the consolidated balance sheet of Redwood Mortgage Corp. and subsidiaries as of December 31, 2014, and (iii) our report dated December 22, 2014 accompanying the consolidated balance sheet of Redwood Mortgage Corp. and subsidiaries as of September 30, 2014, into the Registration Statement filed on Form S-11 on December 2, 2015 for Redwood Mortgage Investors IX, LLC (the “Registration Statement”). We also consent to the reference to our firm under the heading “Experts” in the prospectus contained in the Registration Statement.

/s/ Armanino LLP
Armanino LLP
San Ramon, California
December 2, 2015